EXHIBIT 99.2


RAWLINGS SPORTING GOODS ACQUIRES VICTORIAVILLE HOCKEY BUSINESS

ST. LOUIS, Sept 12/PRNewswire/ -- RAWLINGS SPORTING GOODS COMPANY, INC. (Nasdaq:RAWL) today announced the closing of its acquisition of substantially all the assets of USA Skate Company, Inc. (the Victoriaville business), including the Vic, Victoriaville and McMartin brands. In August, Rawlings announced its plans to acquire the Victoriaville business. Jon Hodgins, Victoriaville's President, will manage the Rawlings' hockey business including the Rawlings, Vic, Victoriaville and McMartin brands. Victoriaville had approximately $14.0 million in annual revenues in its most recently completed fiscal year and has NHL on ice exposure with well over 150 professional players using Vic equipment.

Carl J. Shields, Chairman, Chief Executive Officer and President of Rawlings, said "With the acquisition of the Victoriaville business complete, Rawlings is looking forward to providing the same high level of quality, service and product innovation to customers for hockey products that they have grown to expect from Rawlings in baseball, basketball and football related products."

Except for the historical financial information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including quarterly fluctuations in results, ongoing customer changes in buying patterns, retail sell rates for the Company's products which may result in more or less orders than those anticipated and the impact of competitive products and pricing. In addition, other risks and uncertainties are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 1996.

Rawlings is a leading supplier of team sports equipment and apparel.

SOURCE:  Rawlings Sporting Goods Company, Inc.